Exhibit 99

RF Monolithics Reports 30% Quarterly Year-Over-Year Sales Growth in Fiscal Third
      Quarter; 3Q Net Income Increased Over 600% Comparatively and Doubled
                                  Sequentially

    DALLAS--(BUSINESS WIRE)--June 15, 2006--RF Monolithics, Inc. ("RFM" or the "Company") (Nasdaq:RFMI) today reported sales for its third quarter ended May 31, 2006 of $14.7 million, an increase of 30% compared to sales of $11.3 million in the third quarter of the prior fiscal year. The net income for the third quarter was $413,000 or $0.05 per diluted share compared to net income of $58,000 or $0.01 per diluted share for the third quarter of the prior year.
    The Company's sales during the first nine months of fiscal 2006 were $39.7 million, an increase of 14% compared to $34.7 million for the same prior year's period. For the nine months ended May 31, 2006, net income was $504,000 or $0.06 per diluted share compared to net income of $686,000 or $0.08 per diluted share for the same period of the prior year.
    President and CEO David M. Kirk commented, "This was another exceptionally strong quarter for us. We reported very strong year-over-year sales growth. This was our fifth sequential quarter of sales growth and we had a 1:1 book-to-bill ratio. We recorded a second consecutive quarter of strong bookings driven by healthy demand for our wireless components, primarily filters for the satellite radio market. Our gross profit margin was up 100 basis points, as compared to the third quarter of last year, due to increased sales volume, but down 80 basis points from the previous quarter, due primarily to product mix. Our quarterly net income increased 600% comparatively and doubled sequentially. Our year-to-date comparative net income was lower due to our recognition of stock compensation expense of approximately $473,000 and investment in our wireless solution strategy not incurred in the previous year.
    "We continue to use our strong wireless component base to support our drive into wireless network solutions. Our Wireless Systems Group is aggressively seeking to capture a share of the eight billion dollar wireless networking market by developing or acquiring capabilities needed to serve this market. We believe wireless networks will provide the opportunity for rapid growth in both sales and income and enable us to develop a business far greater than our base component business.
    "Based on our strong bookings, we expect sales to increase 20% to 25% as compared to the fourth quarter of last year. With the product mix of our bookings heavily weighted toward our filter and component products, we expect margins in the 27% to 29% range. The timing of some of our strategic investments may result in increased operating expense as we continue to aggressively implement our wireless solutions strategy."

    Quarter Highlights:

    -- This was the Company's fifth quarter of sequential sales growth. It represented a 30% year-over-year growth in sales and record sales of both Virtual Wire(R) and filter products. Included in sales this quarter were over a million dollars in filters for a new satellite radio chipset. The Company believes this growth demonstrates the strength of its ongoing relationships in this market.

    -- The Company reported strong bookings again this quarter with record bookings of filters, primarily for satellite radio.

    -- The Company reported a 29% gross profit margin, which was a 100 basis point improvement, due to increased volume, over its prior year's third quarter. This was an 80 basis point decrease from its previous quarter due to a shift in product mix toward filter products.

    -- The Company reported positive operating cash flow of $1.4 million.

    -- The Company qualified one of its offshore contract manufacturers to produce both its custom and standard wireless modules.

    -- The Company shipped initial production quantities of its new custom and standard wireless system modules, RFICs, and its third generation of Virtual Wire(R) products.

    --  The Company was issued its first patent for its Wireless
        Systems Group.

    Product Mix for current and prior quarters' sales (In Millions):



                                    Q3 FY06     Q2 FY06     Q3 FY05
                                    -------     -------     -------
--   Low-power Components             $3.3        $3.1        $3.0
--   Virtual Wire(TM) Products        $3.7        $3.4        $2.7
--   Filter Products                  $6.5        $4.8        $4.5
--   Frequency Control Products       $1.1        $1.2        $1.0
--   Technology Development           $0.1        $0.2        $0.1
                                    -------     -------     -------
         Total Product Sales         $14.7       $12.7       $11.3
                                    =======     =======     =======



    Market Diversification for current and prior quarters' sales:



                                   Q3 FY06(a)   Q2 FY06(a)  Q3 FY05(a)
                                   ----------   ----------  ---------
--  Automotive                         26%          26%        25%
--  Consumer                           34%          29%        36%
--  Industrial                         22%          23%        21%
--  Telecom                            12%          14%        14%
--  Other                               6%(b)        8%(b)      4%(b)



    Geographic Diversification for current and prior quarters' sales:



                                    Q3 FY06       Q2 FY06      Q3 FY05
                                    -------       -------      -------
--  North America                      40%          49%           36%
--  Europe                             13%          14%           20%
--  Asia and the rest of the world     47%          37%           44%


   (a) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.

   (b) Other includes the government and medical applications and those sales through distribution which are not considered material for tracking by application by RFM's distributors.



    About RFM:

    Celebrating over 25 years of providing low-power wireless solutions, RFM, headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. RFM provides the connections to extend the edge of the Internet to communicate with the billions of unconnected machines through a broad range of low-power wireless solutions -- from comprehensive industrial wireless sensor networks to high-performance RF components. For more information on RF Monolithics, Inc., please visit the Company's websites at http://www.rfm.com and http://www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions, acts of war, or acts of terrorism as they affect the Company, its customers and manufacturing partners, the timely development, acceptance and pricing of new products, the successful implementation of improved manufacturing processes, the dependence on offshore manufacturing, the impact of competitive products and pricing, availability of sufficient materials, labor, and assembly capacity to meet product demand, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2005. The Company does not assume any obligation to update any information contained in this release.
    Management Conference Call: The management of RFM will conduct a conference call at 5:00 p.m. ET today, June 15, 2006, to discuss RFM's quarterly performance.
    Internet Access -- RFM at http://www.rfm.com. To access the call, click on the "Company Info," then the "Investor Relations" page and then click on "WebCast Live." You may also access the Conference Call at http://ccbn.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on Thomson/CCBN.
    Telephone Access -- The toll-free dial-in number is 1-800-772-8997, ask to be connected to the RF Monolithics Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-888-509-0082. This replay will be active from 7:00 p.m. ET June 15, 2006 through July 15, 2006.




                         RF Monolithics, Inc.
       Unaudited Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)


                                  Three Months Ended Nine Months Ended
                                  May 31,   May 31,  May 31,   May 31,
                                   2006      2005     2006      2005
                                  --------- -------- -------- --------
                                      (Unaudited)       (Unaudited)

 Sales                             $14,696  $11,284  $39,685  $34,730
 Cost of sales                      10,428    8,128   28,312   24,579
                                  --------- -------- -------- --------
     Gross profit                    4,268    3,156   11,373   10,151
                                  --------- -------- -------- --------
 Research and development            1,143    1,105    3,450    3,287
 Sales and marketing                 1,741    1,318    4,865    4,029
 General and administrative            886      726    2,446    2,174
                                  --------- -------- -------- --------
     Operating expenses              3,770    3,149   10,761    9,490
                                  --------- -------- -------- --------
     Income from operations            498        7      612      661
 Other income (expense), net           (68)      (3)     (85)       1
                                  --------- -------- -------- --------
     Income before income taxes        430        4      527      662
 Income tax expense                     17      (54)      23      (24)
                                  --------- -------- -------- --------
     Net income                       $413      $58     $504    $ 686
                                  ========= ======== ======== ========
 Earnings per share:
     Basic                           $0.05    $0.01    $0.06    $0.09
                                  ========= ======== ======== ========
     Diluted                         $0.05    $0.01    $0.06    $0.08
                                  ========= ======== ======== ========
 Weighted average common
     Shares outstanding:
     Basic                           8,042    7,869    7,991    7,840
                                  ========= ======== ======== ========
     Diluted                         8,498    8,202    8,376    8,291
                                  ========= ======== ======== ========



                         RF Monolithics, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In Thousands)

                                                 May 31,    August 31,
                                                   2006        2005
                                                (Unaudited)
                                                ----------- ----------
ASSETS
Cash and cash equivalents                           $5,806     $5,450
Accounts receivable-net                              8,532      6,753
Inventories-net                                      9,005      8,616
Other current assets                                   369        315
                                                 ---------- ----------
   Total current assets                             23,712     21,134
Property and equipment-net                           6,381      6,235
Other assets-net                                       620        470
                                                 ---------- ----------
   Total
                                                   $30,713    $27,839
                                                 ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                 $6,113     $4,586
Other liabilities                                      128        181
                                                 ---------- ----------
   Total liabilities                                 6,241      4,767
Stockholders' equity                                24,472     23,072
                                                 ---------- ----------
   Total                                           $30,713    $27,839
                                                 ========== ==========

    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfmonline.com
             or
             RF Monolithics, Inc., Dallas
             Carol Bivings, 972-448-3767
             bivings@rfm.com